                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No.1 to the Registration Statement (Form S-3 No. 333-20143) and related Prospectus Supplement of Jameson Inns, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 12, 1999, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and February 19, 1999 with respect to the consolidated financial statements of Jameson Hospitality, LLC included in the Annual Report (Form 10-K) of Jameson Inns, Inc. for the year ended December 31, 1998, filed with the Securities and Exchange Commission.





                                             ERNST & YOUNG LLP





Atlanta, Georgia
September 20, 1999